Exhibit 10.18

ING BHF-BANK Aktiengesellschaft
Bockenheimer Landstrasse 10

60323 Frankfurt am Main

Federal Republic of Germany

Dear Sirs,

We, the undersigned, have been informed that you have granted a credit facility up to a maximum amount of (euro) 1.000.000,00 (in words: EURO one million) (hereinafter the "Facility") under a Facility Agreement dated 20.11.2002 (hereinafter as from time to time prolonged or otherwise amended the "Facility Agreement") to Hohenstaufen Zweihundertsechsundzwanzigste Vermogensverwaltungs GmbH, Hohenstaufenring 62, 50674 Koln, Germany (hereinafter the "Borrower") under the condition inter alia that you obtain our indemnity.

Therefore, in consideration of and as collateral for your granting the Facility,

1. We, Mikron Infrared Inc., 16, Thornton Road, Oakland, New Jersey 07436, USA, hereby un-dertake irrevocably, unconditionally and irrespective of the validity and enforceability of the Fa-cility Agreement, whether the indebtedness, obligations and liabilities of the Borrower is from time to time reduced and thereafter increased or entirely extinguished and later reincurred, to pay freely transferable and effective to you, your successors, endorsers and assignees - upon your written demand stating that the Borrower has not fulfilled its obligations under the Facility Agreement - a maximum amount up to

                               (euro) 1.000.000,00
                          (in words: EURO one million)
                     - hereinafter called "Principal Sum" -

2. The Principal Sum will be increased by any expenses, charges and interest, especially but not limited to legal costs, to be paid on the Principal Sum covered by this Indemnity or arising pursuant to the enforcement thereof. This also applies if the aforementioned amounts are added to the Principal Sum by balance determination on the current account. Such amounts can be claimed in addition to the Principal Sum.

3. Our obligation hereunder shall be absolute and unconditional, irrespective of, and shall not be affected or impaired by, any circumstance whatsoever, which might otherwise constitute a dis-charge of or a defense available to the Borrower, or might otherwise constitute a discharge of, or defense available to, a surety or guarantor. All payments to be made hereunder shall be made in same day funds without set-off or counterclaim and free and clear of and without deduction for or on account of any present or future taxes of any nature now or hereafter imposed unless we are compelled by law to pay. In such event we shall pay to you such additional amounts as may be necessary to ensure that you receive a net amount equal to the full amount which you would have received had payment not been made subject to such tax.

4. All payments under this indemnity shall be effected in the legal currency of the Federal Republic of Germany. If it is necessary for the purpose of obtaining judgement in any court to convert the sum due hereunder into any other currency, we hereto agree, to the fullest extent permitted by law
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      that the rate of exchange used shall be the rate at which in accordance with normal banking pro-cedures you could purchase such other currency on the business day preceding the day on which final judgement is given.

5. Any demand hereunder may be delivered or sent either by letter, telex, telefax or cable to us at our office located at 16 Thornton Road, Oakland, New Jersey 07436, Attention: Gerald D. Posner, President, fax number +(201) 405-0090 and shall be deemed to have been made when re-ceived.

6. This indemnity is valid as of the date of issuance and remains in full force and effect until we have been expressly released by you hereunder. 3 month and 1 day after the date on which the Borrower's obligations under the Facility Agreement have been fulfilled you will immediately declare such release in writing. Should any provision contained in this indemnity be found invalid, such invalidity shall not affect the validity of the remaining provisions which shall continue to be in full force and effect.

7. All costs, expenses and legal expenses, which might arise in connection with the delivery and/or execution of this indemnity will be borne by us.

This indemnity will be governed by and construed in all respects in accordance with the laws of the Federal Republic of Germany. Non-exclusive place of jurisdiction is Frankfurt am Main.

Oakland, New Jersey, dated __. November 2002     Mikron Infrared, Inc.

                                                 By:___________________________
                                                       Dennis L. Stoneman,
                                                       Executive Vice President


ACCEPTED

_____________, dated __. _______ 2002            _______________________________
                                                 ING BHF-BANK Aktiengesellschaft